# Delaware

The First State

*I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "JISHANYE, INC.", FILED IN THIS OFFICE ON THE FIFTH DAY OF JULY, A.D. 2016, AT 2:30 O`CLOCK P.M.*

*A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.*

Jeffrey W. Bullock, Secretary of State

5139155 8100
SR# 20164773863

Authentication: 202608470
Date: 07-05-16

## AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

## OF

## JISHANYE, INC.

Jishanye, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows.

1. The name of the Corporation is Jishanye, Inc. The original name of the Corporation was Yambear Bio-Tech, Inc. The original certificate of incorporation was filed with the Secretary of State on October 25, 2013.

2. This Amended and Restated Certificate restates, integrates and amends the provision of Corporation's certificate of incorporation.

3. The text of the Corporation's certificate of incorporation is hereby restated and amended in its entirety to read as follows:

FIRST: The name of the corporation is Jishanye, Inc. (the "Corporation").

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 3411 Silverside Road, Rodney Building No. 104, Wilmington, Delaware 19810, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporate Creations Network Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares, of which (i) ten million (10,000,000) shares are designated as preferred stock, with a par value of $0.0001 per share ("Preferred Stock"), and (ii) one hundred million (100,000,000) shares are designated as common stock, with a par value of $0.0001 per share ("Common Stock").

(b) Except as provided by law or this Amended and Restated Certificate, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

(c) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors (the "Board") is hereby expressly authorized to provide for the creation and issuance of one or more classes or series of Preferred Stock, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a "Preferred Stock Designation") filed pursuant to the General Corporation Law, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Each class or series shall have such voting powers, full or limited, or no voting powers, and such

designations, preferences, limitations or restrictions as the Board may determine, from time to time, which shall be set forth in the Preferred Stock Designation, including, but not limited to:

(i) the designation of such class or series and the number of shares to constitute such class or series;

(ii) whether dividends shall be payable with respect to such class or series, and, if dividends are payable, the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or non-cumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, manner and other terms and conditions of such redemption;

(iv) the special and relative rights and preferences, if any, and the amount or amounts per share, if any, which the shares of such class or series of Preferred Stock shall be entitled to receive, in preference over any or all other classes or series, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (and distribution of the net assets of the Corporation in connection therewith), and the extent that the holders of such class or series participate with the holders of any other class or series of capital stock of the Corporation;

(v) whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such class or series shall be entitled;

(vii) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(vii) voting rights, if any, including special, conditional or limited voting rights with respect to any matter, including with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;

(viii) limitations and restrictions, if any, on the issuance or reissuance of any additional shares of such class or series or of any class or series of Preferred Stock; and

(ix) such other preferences, limitations or relative rights and privileges thereof as the Board, acting in accordance with applicable law and this Amended and Restated Certificate, may deem advisable and which are not inconsistent with law or with the provisions of this Amended and Restated Certificate.

FIFTH: The Board shall have power to make and to alter or amend the By-Laws of the Corporation.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable, to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

SEVENTH: (a) The Corporation, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director party in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall, to the fullest extent permitted by such Section 145, be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby. Notwithstanding the foregoing provisions of this Article SEVENTH, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred by this Article SEVENTH shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Article SEVENTH by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Article SEVENTH, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior

thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Article SEVENTH shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees named in this Article SEVENTH.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

4. Upon the filing of this Amended and Restated Certificate, each share of Common Stock, par value of $0.0001 per share, outstanding on such date shall automatically become and be converted into one-third of a share of such Common Stock.

5. This Amended and Restated Certificate of Incorporation (as set forth herein and as the same may be hereafter amended in accordance with the General Corporation Law, the "Amended and Restated Certificate") was duly adopted in accordance with the provisions of Sections 245, 242 and 228 of the General Corporation Law of Delaware.

6. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.

IN WITNESS WHEREOF, Jishanye, Inc. has caused this Restated Certificate of Incorporation to be signed by its chief executive officer this 5th day of July, 2016.

/s/ Chun-Hao Chang
Chun-Hao Chang, Chief Executive Officer